Exhibit 99.1

EPIX Contact Information

Peyton Marshall, Chief Financial Officer

Sydney Barrett, Investor Relations Manager

Phone (617) 250-6012

FOR IMMEDIATE RELEASE

November 10, 2003

EPIX Releases MS-325 Safety Data for Renally-Impaired Patients

MS-325 well-tolerated in population at high risk for cardiovascular disease

Cambridge, MA, November 10, 2003   Results from EPIX Medical, Inc.’s (Nasdaq: EPIX) MS-325 clinical trials in renally-compromised patients were announced today, concurrent with the American Heart Association 2003 Scientific Sessions in Orlando, Florida. MS-325, a contrast agent designed specifically for vascular imaging with magnetic resonance angiography (MRA), is being co-developed by EPIX Medical, Inc. (Nasdaq:EPIX) and Schering AG, Germany (FSE:SCH;NYSE:SHR). Based on these Phase II studies, MS-325 appears safe and well tolerated in patients with varying degrees of renal impairment, including those requiring dialysis, and MS-325 had no adverse effect on renal function.  These results extend the safety data from the four already completed Phase III trials of MS-325. The Company plans to submit the New Drug Application for MS-325-enhanced MRA to the FDA before the end of 2003.

The two Phase II clinical trials reported here were conducted to evaluate the safety and pharmacokinetics of MS-325 in 59 subjects with varying degrees of renal function. In the first trial, in 52 subjects with mild, moderate or severe renal impairment or with normal renal function, MS-325 did not adversely affect renal function. In the renally-impaired patients , the adverse event profiles were similar to those of normal subjects at the same dose.  A second study involved seven patients undergoing chronic hemodialysis and demonstrated that MS-325 can be cleared effectively via routine dialysis procedures.

“The renally-impaired patient population is approximately 13.6 million people in the US, and this population is significantly more likely to require diagnosis and treatment for cardiovascular disease,” said EPIX CEO Michael D. Webb.  “Given that MS-325 is eliminated via the kidney, we wanted to validate the safety of MS-325 in this important patient population. In the last three Phase III trials, which included patients with mild renal impairment, MS-325 appeared safe and well tolerated.    These additional studies extend the safety data of MS-325 to moderately and severely renally-impaired patients and appear to demonstrate that MS-325 was also well-tolerated by patients on dialysis.”

“We expect the excellent renal safety data demonstrated in these studies to be a very positive factor for the clinical use of MS-325,” Webb continued, “especially in renally-compromised patients where traditional X-ray angiography has the risk of causing renal failure in those patients.”

Methodology and Results

In the first trial, 52 subjects with normal renal function or with mild, moderate or severe renal impairment, based on FDA guidance, and serum creatinine levels up to 3.9 mg/dL were studied.  Each subject received a 0.05 mmol/kg dose of MS-325, which is 1.7 times higher than the intended clinical dose of 0.03 mmol/kg studied in the Phase III trial program. Commonly used renal function parameters including serum creatinine, creatinine clearance and blood urea nitrogen (BUN), were measured prior to dosing through two weeks following administration of MS-325.

No trends of clinical importance were seen in any renal function parameter in any of the renally-impaired subjects at any time following administration of MS-325.  For example, at initial screening in the normal, mild, moderate and the severe groups, mean serum creatinine levels were 0.8, 1.1, 1.9 and 2.4 mg/dL respectively.  At 72 hours post-MS-325 administration, the corresponding mean serum creatinine levels were essentially unchanged at 0.8, 1.1, 1.7 and 2.2 mg/dL, and no significant increases were observed in individual subjects.  These results are representative of results achieved at all time points after administration of MS-325.  As a point of reference, following administration of X-ray contrast agents, elevation of serum creatinine is most likely to be observed at 72 hours post administration.

The ability to dialyze MS-325 in patients with end stage renal disease was measured in a second study of seven patients.  This study demonstrated a mean reduction of 92% in peak plasma concentration after three dialysis sessions with a routinely used high flux membrane.

In these studies, which involved both normal and renally-impaired patients, there was no increase in adverse event rates between normal subjects and patients with varying degrees of renal impairment.  In the two studies, the adverse events (AEs) possibly or probably related to MS-325 were generally mild and transient.  Consistent with the Phase III trials, the most common related adverse events were paresthesia or tingling, pruritis or itching, and flushing.

Summary of the MS-325 Clinical Trial Program

The success of MS-325-enhanced MRA in all four Phase III trials demonstrates the potential clinical utility of MS-325.  The Phase III trials were conducted in 83 clinical sites on 4 continents, and involved 782 patients.  In all four trials, based on blinded interpretation of nearly 4,000 vessels, MS-325 provided significant improvement in diagnostic efficacy compared to non-contrast MRA, and the overall accuracy of MS-325-enhanced MRA was similar to the individual X-ray reader’s inter-reader accuracy.  Furthermore, based on administration in 1,438 subjects, MS-325 apears to be safe and well-tolerated.  EPIX believes that the strength of these Phase III results will support a broad MRA indication for MS-325.

About MS-325

MS-325 is an MRI contrast agent specifically designed for vascular imaging. MS-325 binds reversibly to serum albumin, and  when used with MRA, brightens the blood for an extended period.  This feature may allow clinicians to collect more meaningful data, provide a cost-effective and less invasive way to diagnose disease than current methods, and potentially diagnose disease earlier from a comprehensive set of high-resolution medical images.  Sample images can be viewed on the EPIX website at www.epixmed.com.

An estimated 62 million people in the United States have some form of cardiovascular disease, and approximately 4.8 million angiograms were performed in the US in 2002 in the cerebral, carotid, renal, and other peripheral arteries.  It is currently estimated that only 25% of the 10 million Americans affected by peripheral vascular disease have been diagnosed.  EPIX believes that there may be two to three million people who are unlikely to undergo an X-ray angiogram but who could benefit from a minimally-invasive MRA using MS-325.

Conference Call

EPIX Medical will host a conference call and live webcast of its conference call discussing the renal safety data results at 4:30 pm EST on Monday, November 10, 2003. Michael D. Webb, Chief Executive Officer, will host the call. The dial-in number for the EPIX Medical conference call is 888-464-7607, with reservation code 3835540. A recording of this call may be accessed until Friday, November 21, by calling 800-642-1687, using reservation code 3835540. The press release and the conference call webcast can also be accessed by visiting the EPIX website at www.epixmed.com.  Please connect to the EPIX website at least 10 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the live webcast.  Two hours after the live webcast and through Friday, November 28, 2003, an archived version of the call will be available on the EPIX website by clicking “Investor Relations”.

EPIX Medical, based in Cambridge, MA, is a specialty pharmaceutical company and a leading developer of targeted MRI contrast agents for the diagnosis and clinical management of disease. The Company believes that MS-325, its lead product under development, has the potential to be an alternative to invasive X-ray angiography as a diagnostic tool for vascular imaging.  On the strength of four successful MS-325 Phase III clinical trials, the Company plans to submit a New Drug Application (NDA) to the FDA in 2003. Schering AG, the market leader in MRI contrast agent sales, is the worldwide sales and marketing partner for MS-325.   EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI.  To receive the latest EPIX news and other corporate developments, please visit the EPIX Medical website at www.epixmed.com.

This news release contains forward-looking statements based on current expectations of the Company’s management.  Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.

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